Exhibit 99.1

FMC Corporation
1735 Market Street Philadelphia, PA 19103
215.299.6000 phone 215.299.5998 fax
www.fmc.com

News Release

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Authorizes $250 Million of Stock Repurchases

PHILADELPHIA, October 27, 2008 – FMC Corporation (NYSE: FMC) announced that at its regularly scheduled meeting on October 24, 2008, the Board of Directors authorized the repurchase of up to $250 million of the company’s common stock.

William G. Walter, FMC chairman, president and chief executive officer said, “This announcement reaffirms our ongoing commitment to creating greater value for our shareholders. We believe that the strength of our businesses coupled with our disciplined financial management will enable us to continue to pursue profitable growth, reward shareholders with additional liquidity and, at the same time, preserve our strategic flexibility and strong financial position.”

The new $250 million share repurchase program is in addition to the $250 million program that has been active since April 2007. The authorization gives management discretion in determining conditions under which shares may be purchased from time to time. The share repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2007 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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